Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-26303) pertaining to the Employee Savings and Investment Plan of Autoliv ASP, Inc. of our report dated June 26, 2008, with respect to the financial statements and schedule of the Autoliv ASP, Inc. Employee Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young
Salt Lake City, UT
June 26, 2008